Exhibit 99.1

IntriCon Announces Offering of 700,000 Shares of Common Stock

ARDEN HILLS, Minn. — May 12, 2016 — IntriCon Corporation (NASDAQ: IIN) (the “Company”) announced today that it has commenced an underwritten public offering of 700,000 shares of its common stock. All of the shares in the proposed offering are to be sold by the Company.

Dougherty & Company LLC is the sole underwriter of the offering. The Company expects to grant the underwriter a 30-day option to purchase up to an additional 105,000 shares of its common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC. Copies of the preliminary prospectus supplement and accompanying base prospectus may be obtained at the SEC’s website at www.sec.gov or from Dougherty & Company LLC, Attention: Joseph Sullivan, Corporate Finance and Investment Banking, 90 South 7th Street, Suite 4300, Minneapolis, MN 55402, or toll free at (800) 328-4000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying base prospectus.

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon's other public filings and releases that are not historical facts or that include forward-looking terminology are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon's control, and may cause IntriCon's actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contact:

Scott Longval, CFO

651-604-9526

slongval@intricon.com